Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2009 Fourth Quarter and Full Year Financial Results
and Provides General Corporate Update
Conference Call Scheduled Today at 5:00 p.m. Eastern Time
Mountain View, California — March 8, 2010 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the fourth quarter and year ended December 31, 2009 and provided a general corporate update. The net loss for the quarter and year ended December 31, 2009, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $19.8 million and $56.1 million, respectively, compared to a net loss of $17.9 million and $77.0 million in the comparable periods in 2008. Alexza had consolidated cash, cash equivalents and marketable securities at December 31, 2009 of $19.9 million.
“In 2009, we capped off a very productive year with the submission of our first NDA for AZ-004 (Staccato® loxapine). We continued on the path toward AZ-004 commercialization with the announcement of our Biovail collaboration for AZ-004 in the U.S. and Canada in early February,” said Thomas B. King, President and CEO of Alexza. “A majority of our focus and effort in 2010 will be on executing a successful NDA review, finalizing the commercial manufacturing process scale-up for AZ-004 and supporting our Biovail collaboration.”
Financial Results — Periods Ended December 31, 2009 and 2008
GAAP operating expenses were $11.0 million and $57.2 million in the quarter and year ended December 31, 2009, respectively, compared to operating expenses of $18.4 million and $79.2 million in the same periods in 2008.
In connection with Alexza’s acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro shareholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-002, AZ-004 or AZ-104. Changes in the fair value of this contingent liability are recognized in earnings in the period of the change. Alexza recognized a loss on the change in fair value of the contingent liability of $8.7 million and $8.0 million during the quarter and year ended December 31, 2009, respectively, as a result of reduced uncertainties regarding future cash flows for AZ-004 due to the collaboration with Biovail and the submission of our NDA for AZ-004 in December 2009.

Alexza anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, the proceeds from option exercises, purchases of common stock pursuant to its Employee Stock Purchase Plan, and the proceeds from the Biovail upfront payment, Alexza will be able to maintain its currently planned operations through the first quarter of 2011, which will extend into 2012 if Alexza achieves the milestones under the Biovail agreement during the coming 12 months. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated.
AZ-004 NDA and General Corporate Updates
•	AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder. In December 2009, Alexza submitted its NDA with the FDA. In February 2010, the FDA accepted the filing and has established a PDUFA date for the AZ-004 NDA as October 11, 2010.
The AZ-004 NDA contains efficacy and safety data from more than 1,600 patients and subjects who have been studied in thirteen different clinical trials. In 2009, Alexza initiated and completed five non-pivotal safety and NDA-supporting studies for AZ-004. Alexza believes these data, along with data from the other efficacy and safety trials conducted with AZ-004, adequately demonstrate the efficacy and safety of AZ-004 for the proposed indication.
•	Biovail Collaboration. In February 2010, Alexza entered into license and supply agreements with Biovail Laboratories International SRL, for AZ-004 for the U.S. and Canada. Under the terms of the collaboration, Alexza received an upfront cash payment of $40 million and may be eligible to receive up to an additional $90 million in milestone payments upon achievement of predetermined regulatory, clinical and commercial manufacturing milestones. Biovail will make tiered, royalty payments of 10% to 25% on any net commercial sales of AZ-004. In addition to milestone payments and product royalties, Alexza will supply AZ-004 to Biovail for all of its commercial sales, and will receive a per-unit transfer price, based upon annual product volume of AZ-004 purchases and subject to certain adjustments.
•	Product Candidate Pipeline. Alexza has five other product candidates in various stages of clinical development, ranging from Phase 1 through late-stage Phase 2. In January 2009, the Company reduced, and in some cases suspended, the development of these product candidates in order to concentrate efforts on the clinical, regulatory, manufacturing and commercials development of AZ-004. During the first half of 2010, Alexza expects to conduct a review of its product candidate portfolio. In the second half of 2010, Alexza plans to advance the development of at least one of these product candidates. The Company continues to seek partners to support the continued development of some of these product candidates, but may develop one or more of these product candidates on its own.

Conference Call Information
The Company will host an investor conference call and live webcast today, Monday, March 8 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. The conference call, live webcast and archived replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PT6TQW8AW. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-679-8035. International callers may access the live call by dialing +1-617-213-4848. The reference number to enter the call is 42889461.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 43280730.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application submission in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a collaboration with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.

AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of March 8, 2010 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of December 31, 2009.
This news release and anticipated conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$—	$417	$9,514	$486

Operating expenses:
Research and development	7,625	14,400	39,778	61,565
General and administrative	3,513	4,015	15,406	17,641
Restructuring charges	(116)	—	2,037	—

Total operating expenses	11,022	18,415	57,221	79,206

Loss from operations	(11,022)	(17,998)	(47,707)	(78,720)

Loss on change in fair value of contingent consideration liability	(8,656)	—	(7,983)	—
Interest and other income/(expense), net	—	293	92	2,614
Interest expense	(89)	(199)	(467)	(935)

Net loss	(19,767)	(17,904)	(56,065)	(77,041)

Consideration paid in excess of noncontrolling interest	—	—	(61,566)	—
Net loss attributable to noncontrolling interest in Symphony Allegro, Inc.	—	2,877	13,987	18,591

Net loss attributable to Alexza common stockholders	$(19,767)	$(15,027)	$(103,644)	$(58,450)

Net loss per share attributable to Alexza common stockholders	$(0.39)	$(0.46)	$(2.68)	$(1.81)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	51,272	32,821	38,609	32,297

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2009	2008
Assets	[1]	[1]

Cash, cash equivalents and marketable securities	$19,916	$37,556
Investments held by Symphony Allegro, Inc.	—	21,318
Other current assets	2,210	1,130
Total current assets	22,126	60,004

Property and equipment, net	23,598	24,152
Other non-current assets	450	400

Total assets	$46,174	$84,635

Liabilities and stockholders’ (deficit) equity

Current liabilities	$25,956	$17,233
Non-current liabilities	27,344	28,348
Stockholders’ (deficit) equity	(7,126)	39,054

Total liabilities and stockholders’ (deficit) equity	$46,174	$84,635

[1]	Derived from audited consolidated financial statements at that date.